News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (636) 534-2271 Email: investor.relations@tlcvision.com

TLCVision Announces Ambulatory Surgery Center Expansion

ST. LOUIS, MO, — November 8, 2006 – TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, announced today expansion of its ambulatory surgery center (ASC) business. This brings TLCVision’s total number of ASCs to 11.

The Wilmington, Delaware de novo ambulatory surgery center is expected to begin doing cases in the fourth quarter of 2006. In partnership with four surgeons, TLCVision owns a significant minority position in this two-room ASC. The facility is expected to perform about 2,400 procedures annually.

TLCVision also announced today a new de novo ASC in St. Louis, Missouri. This three-room facility, in partnership with six surgeons, is expected to perform over 1,500 procedures annually when it becomes operational in the first quarter of 2007. TLCVision will retain a majority interest in this facility.

“These two ASC development deals provide a good platform for growth, a good return for our shareholders and strengthens the relationships we have with several key surgeons across both the St. Louis and Wilmington markets,” said Jim Wachtman, President and Chief Executive Officer. “We will continue to look for select high quality investments which leverage our existing surgeon relationships, as well as continue to invest in other growth segments within the eye care space.”

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, TLCVision maintains leading positions in Refractive, Cataract and Optometric Services markets. More information about TLCVision can be found on the corporate website www.tlcv.com. Go to www.tlcvision.com for information on refractive surgery.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.